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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM N-54A

         NOTIFICATION OF ELECTION TO BE SUBJECT TO SECTIONS 55 THROUGH
            65 OF THE INVESTMENT COMPANY ACT OF 1940 FILED PURSUANT
                 TO SECTION 54(a) OF THE INVESTMENT COMPANY ACT

The undersigned business development company hereby notifies the Securities and Exchange Commission that it elects, pursuant to the provisions of Section 54(a) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), to be subject to the provisions of Sections 55 through 65 of the Investment Company Act and, in connection with such notification of election, submits the following information:

Name: Gladstone Capital Corporation

Address of Principal Business Office (No. & Street, City, State, Zip Code): 1750 Tysons Blvd., 4TH Floor, McLean, Virginia 22102

Telephone Number (Including Area Code): (703) 744-1165

Name and Address of Agent for Service of Process: The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, MD 21202

Copy to: Cooley Godward LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190 Attention: Thomas R. Salley, Esq. and Darren K. DeStefano, Esq.

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/X/ The Company has filed a registration statement for a class of equity securities pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. Give the file number of the registration statement or, if the file number is unknown or has not yet been assigned, give the date on which the registration statement was filed: August 23, 2001

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/ / The Company is relying on Rule 12g-2 under the Securities Exchange Act of
1934, as amended, in lieu of filing a registration statement for a class of equity securities under that Act.

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The file number of the registration as an investment company pursuant to
Section 8(a) of the Investment Company Act, if any, of the Company: NOT
APPLICABLE

                            ------------------------

The file number of the registration as an investment company pursuant to
Section 8(a) of the Investment Company Act, if any, of any subsidiary of the
Company: NOT APPLICABLE

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The undersigned company certifies that it is a closed-end company organized under the laws of Maryland and with its principal place of business in Virginia; that it will be operated for the purpose of making investments in securities described in Sections 55(a)(1) through (3) of the Investment Company Act; and that it will make available significant managerial assistance with respect to issuers of such securities to the extent required by the Investment Company Act.

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Signatures

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned has caused this Notification of Election to be Subject to Sections 55 through 65 of the Investment Company Act of 1940 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, this 23RD day of August, 2001.

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                                                       GLADSTONE CAPITAL CORPORATION

                                                       By:  /s/ DAVID GLADSTONE
                                                            -----------------------------------------
                                                            David Gladstone
                                                            Chairman and Chief Executive Officer
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ATTEST:

/s/ TERRY L. BRUBAKER
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Terry Lee Brubaker
President & Chief Operating Officer

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